As filed with the Securities and Exchange Commission on February 22, 2023

Registration No. 333-236247

Registration No. 333-254414

Registration No. 333-259346

Registration No. 333-262938

Registration No. 333-269897

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-236247

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254414

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-259346

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262938

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-269897

FORM S-8 POS

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

1Life Healthcare, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	76-0707204
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(Address of Principal Executive Offices)

1Life Healthcare, Inc. Amended 2007 Equity Incentive Plan

1Life Healthcare, Inc. 2017 Equity Incentive Plan

1Life Healthcare, Inc. 2020 Equity Incentive Plan

1Life Healthcare, Inc. 2020 Employee Stock Purchase Plan

Iora Health, Inc. Third Amended and Restated 2011 Equity Incentive Plan

(Full titles of the plans)

Amir Dan Rubin

Chief Executive Officer and President

1Life Healthcare, Inc.

One Embarcadero Center, Suite 1900

San Francisco, CA 94111

(415) 814-0927

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Christodoulos Kaoutzanis

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

(212) 373-3445

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TERMINATION OF REGISTRATION

These Post-Effective Amendments related to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) previously filed by 1Life Healthcare, Inc. (the “Registrant” or the “Company”) with the Securities and Exchange Commission (the “SEC”) are being filed to deregister any and all shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration File No.  333-236247, filed with the SEC on February 4, 2020, relating to the registration of 16,924,355 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Equity Incentive Plan, 2,800,000 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Employee Stock Purchase Plan, 22,541,677 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2017 Equity Incentive Plan, and 5,456,690 shares of Common Stock for issuance under the 1Life Healthcare, Inc. Amended 2007 Equity Incentive Plan;

2.

Registration File No.  333-254414, filed with the SEC on March 17, 2021, relating to the registration of 5,378,897 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Equity Incentive Plan and 2,017,086 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Employee Stock Purchase Plan;

3.

Registration File No.  333-259346, filed with the SEC on September 7, 2021, relating to the registration of 2,561,197 shares of Common Stock for issuance under the Iora Health, Inc. Third Amended and Restated 2011 Equity Incentive Plan;

4.

Registration File No.  333-262938, filed with the SEC on February 23, 2022, relating to the registration of 7,668,883 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Equity Incentive Plan and 2,800,000 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Employee Stock Purchase Plan; and

5.

Registration File No.  333-269897, filed with the SEC on February 22, 2023, relating to the registration of 8,241,225 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Equity Incentive Plan and 2,800,000 shares of Common Stock for issuance under the 1Life Healthcare, Inc. 2020 Employee Stock Purchase Plan.

On February 22, 2023, pursuant to the Agreement and Plan of Merger, dated as of July 20, 2022 (the “Merger Agreement”), by and among the Company, Amazon.com, Inc., a Delaware corporation (“Parent”) and Negroni Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the Company became a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California on February 22, 2023.

1LIFE HEALTHCARE, INC.

By:	/s/ Amir Dan Rubin
Amir Dan Rubin Chief Executive Officer and President

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.